Exhibit 10.3

ADDENDUM TO EMPLOYMENT AGREEMENT

This Addendum to Employment Agreement is made on this 2nd day of December, 2010, between Celsius Holdings, Inc. (“Employer”) and Janice Haley (“Employee”).

WHEREAS, Employer and Employee entered into an Employment Agreement on December 15, 2009; and,

WHEREAS, Employer wishes to continue employing Employee and Employee wishes to continue to be employed pursuant to the terms of this Employment Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Addendum to Employment Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

Section 4.1. Base Salary, shall be modified as of December 3, 2010, to an annual base salary of $96,000; provided that, upon the closing of a change of control event, as defined in section 9.4. (a), or at closing of a transaction whereby the Employer sells all material intellectual property, Employer shall pay Employee the difference between Employee’s prior annual base salary of $120,000.00 and the $96,000.00 annual base salary agreed to herein, multiplied by the full and partial years from December 3, 2010 to the date of any such closing.

Section 9.1, Term of Employment, shall be modified and the end-of-employment date shall be December 31, 2011, unless extended or terminated sooner, as provided by this article of the Employment Agreement.

No other terms will be modified and remain the same

IN WITNESS WHEREOF, the parties have executed this Employment Agreement in duplicate on the date and year first above written.

EMPLOYEE:

_____/s/ Janice Haley_____________
Janice Haley

EMPLOYER:

CELSIUS HOLDINGS, INC.

By: __/s/ Geary Cotton________________
       Geary W. Cotton, Chief Financial Officer